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     INDEPENDENT AUDITORS' REPORT

     Pacific Enterprises:

     We have audited the consolidated financial statements of Pacific Enterprises and subsidiaries listed on the Index at Item 14(a)1 as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, and have issued our report thereon dated January 31, 1994; such financial statements and report are included in your 1993 Annual Report to Shareholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedules of Pacific Enterprises and subsidiaries listed in Item 14(a)2. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.


     DELOITTE & TOUCHE
     Los Angeles, California
     January 31, 1994